AIM ImmunoTech Refutes Activist Group's False and Misleading Claims

Sets Record Straight on Mischaracterization of AIM's Historical Share Price

Reminds AIM Shareholders of Activist Group's Numerous Lies, Omissions and Misrepresentations in Multi-Year Effort to Take Control of the Board

Urges Shareholders to Safeguard AIM by Voting "FOR" ALL Four of the Board's Incumbent Candidates and Discarding Any Proxy Materials Received from the Activist Group

OCALA, Fla., November 27, 2024 — AIM ImmunoTech Inc. (NYSE American: AIM) ("AIM" or the "Company") today issued the following statement refuting the false and misleading claims recently made by a group of activist investors (collectively, the "Activist Group") relating to their multi-year attempt to take over AIM's Board of Directors (the "Board") at the upcoming 2024 Annual Meeting of Stockholders (the "Annual Meeting"), presently scheduled for December 17, 2024.

Since 2016, the Board and management team have worked to overcome multiple obstacles, refocus the Company's clinical development programs to high-value indications, improve its financial condition and lay the foundation for long-term shareholder value creation. To be clear, the Board and management are unhappy with the Company's stock price performance – but they are doing everything possible to continue the significant momentum with Ampligen – which is ultimately what will create long-term value for all shareholders.

Unfortunately, the Activist Group has accused AIM of lying about its historical share price. **The Activist Group, however, is the one who is lying** by claiming in its proxy statement: *"On February 25, 2016, the day that Mr. Equels assumed the role of CEO, AIM's stock closed at $87.15."*[1]

The truth is that AIM's stock has never traded anywhere near such a price:

- Just 20 days after February 25, 2016, in a Form 8-K filed with the U.S. Securities and Exchange Commission (the "SEC") on March 16, 2016 (the "March 2016 Form 8-K"), AIM confirmed that, "***as of March 15, 2016, the closing price on the NYSE MKT was $0.16***."[2]

- The March 2016 Form 8-K disclosed the Company's receipt of written notice from the NYSE MKT LLC (n/k/a NYSE American) that the Company was not in compliance with the exchange's continued listing standards because the Company's common stock had been selling at what the NYSE American considers a "*low selling price*"[3] – **generally trading below $0.20 per share for an extended period of time**.

- In the March 15, 2016 letter to AIM referenced above, the NYSE MKT LLC confirmed the stock was trading persistently at a low level by noting: "*the price per share of the Company's Common Stock has* ***closed at or below $0.20 since July 17, 2015****…*"[4]

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[1] The Activist Group's Definitive Proxy Statement
[2] *See* the March 2016 Form 8-K, filed with the SEC on March 16, 2016 (emphasis added).
[3] *See id.*; *see also* the NYSE American Company Guide.
[4] *See id.* (emphasis added).

The reality is that the Activist Group has lied repeatedly to shareholders. Consider the following instances where its members have been found by the Delaware Court of Chancery (the "Court") to have lied to or misled shareholders:

1. **In 2023, the Activist Group's 2023 nomination notice obscured the roles of Todd Deutsch, Franz Tudor and others in connection with the 2022 nomination effort and omitted important information regarding the Activist Group's 2023 nomination effort.**
    - The Court noted, "*Directors and stockholders would justifiably want to know whether a nomination is part of a broader scheme.* ***Such information was withheld from or obfuscated in the Kellner Notice.***"[5]
    - The Court added, "*The Kellner Notice states that before July 2023, 'no decision was made [for any of Kellner, Deutsch or Chioini] to work together to advance potential nominations or otherwise take any action with respect to the Company.'* ***This statement is false.***"[6]

2. **The Activist Group also concealed key information related to their nominees' governance track records on public boards in the 2023 nomination notice.**
    - The Court wrote, "*The questionnaires required nominees to disclose any adverse recommendation from proxy advisory firms in connection with their service on other boards.* ***Kellner, Deutsch, and Chioini each had prior 'withhold' recommendations that they neglected to disclose*** *… [i]nstead, they each affirmatively checked 'no.'* ***Those representations were untrue.***"[7]

3. **The Activist Group hid its true backers, Mr. Tudor and Michael Xirinachs, in the 2022 nomination notice.**
    - According to the Court, "*Jorgl became an AIM stockholder solely to front a nomination and* ***shield undisclosed persons behind the scenes****. Those persons included* ***two white collar criminals****—one of whom had become increasingly hostile to AIM and had misrepresented himself as an AIM representative to third parties.*"[8]

4. **The 2022 notice also disguised the true motivations of the Activist Group.**
    - The Court wrote, "*The evidence also indicates that* ***[Messrs.] Tudor's and Xirinachs's actions went beyond loose discussions about the nominations. Their actions appear purposefully directed toward a shared goal of taking control of the Board.*** *They were coordinated and constructed over a period of weeks.*"[9]

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[5] *See* December 28, 2023, Opinion of the Delaware Court of Chancery: https://courts.delaware.gov/Opinions/Download.aspx?id=357400 (emphasis added).
[6] *See id.* (emphasis added).
[7] *See id.* (emphasis added).
[8] *See id.* (emphasis added).
[9] *Jorgl v. AIM ImmunoTech Inc. et al.*, 2022 WL 16543834, at *32 (Del. Ch. Oct. 28, 2022). (emphasis added).

Furthermore, the Court confirmed "*The plaintiff's group – **not the Board** – are '**the ones engaging in manipulative conduct***"[10] by pursuing litigation against AIM. The Delaware Court of Chancery agreed with the Board in both 2022 and 2023.

Following the Activist Group's appeal, the Supreme Court of Delaware upheld the Court's decision in favor of AIM earlier this year – **yet the Activist Group continues to seek reimbursement from AIM for money its members spent on litigation against the Company that they lost**.

We believe it is highly problematic for a company with a market capitalization of approximately $13 million to reimburse the Activist Group for upwards of $8 million in litigation expenses, especially because the Delaware Supreme Court itself found that they aren't entitled to them: *"The case is not remanded for an award of attorneys' fees and costs. It is closed."*[11]

AIM encourages shareholders to vote "**FOR**" ALL four of the Board's incumbent candidates – **Stewart L. Appelrouth**, **Nancy K. Bryan**, **Thomas K. Equels** and **Dr. William M. Mitchell** – in connection with the Annual Meeting, on the **WHITE** universal proxy card.

For more information on how to vote, visit: www.SafeguardAIM.com.

***

About AIM ImmunoTech Inc.

AIM ImmunoTech Inc. is an immuno-pharma company focused on the research and development of therapeutics to treat multiple types of cancers, immune disorders and viral diseases, including COVID-19. The Company's lead product is a first-in-class investigational drug called Ampligen® (rintatolimod), a dsRNA and highly selective TLR3 agonist immuno-modulator with broad spectrum activity in clinical trials for globally important cancers, viral diseases and disorders of the immune system.

For more information, please visit aimimmuno.com and connect with the Company on X, LinkedIn, and Facebook.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). Words such as "may," "will," "expect," "plan," "anticipate," "continue," "believe," "potential," "upcoming" and other variations thereon and similar expressions (as well as other words or expressions referencing future events or circumstances) are intended to identify forward-looking statements. Many of these forward-looking statements involve a number of risks and uncertainties. Data, pre-clinical success and clinical success seen to date does not guarantee that Ampligen will be approved as a treatment or therapy for any diseases or conditions. The Company urges investors to consider specifically

[10] *See* December 28, 2023, Opinion of the Delaware Court of Chancery: https://courts.delaware.gov/Opinions/Download.aspx?id=357400 (emphasis added).

[11] July 29, 2024, Order on Motion for Reargument of the Delaware Supreme Court.

the various risk factors identified in its most recent Annual Report on Form 10-K, and any risk factors or cautionary statements included in any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K, filed with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Among other things, for those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof.

Important Additional Information

The Company, its directors and executive officers, Peter W. Rodino, III and Robert Dickey, IV, are deemed to be "participants" (as defined in Section 14(a) of the Securities Exchange Act of 1934, as amended) in the solicitation of proxies from the Company's stockholders in connection with the Annual Meeting. The Company filed its definitive proxy statement (the "Definitive Proxy Statement") and a **WHITE** universal proxy card with the SEC on November 4, 2024 in connection with such solicitation of proxies from the Company's stockholders. **STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH DEFINITIVE PROXY STATEMENT, ACCOMPANYING WHITE UNIVERSAL PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING.** The Definitive Proxy Statement contains information regarding the identity of the participants, and their direct and indirect interests, by security holdings or otherwise, in the Company's securities and can be found in the section titled "Principal Stockholders" of the Definitive Proxy Statement and available here. Information regarding subsequent changes to their holdings of the Company's securities can be found in the SEC filings on Forms 3, 4, and 5, which are available on the Company's website available here or through the SEC's website at www.sec.gov. Stockholders will be able to obtain the Definitive Proxy Statement, any amendments or supplements thereto and other documents filed by the Company with the SEC at no charge at the SEC's website at www.sec.gov. Copies will also be available at no charge at the Company's website at https://aimimmuno.com/sec-filings/.

Investor Contact:

JTC Team, LLC
Jenene Thomas
908-824-0775
AIM@jtcir.com

Media Contact:

Longacre Square Partners
Joe Germani / Miller Winston
AIM@longacresquare.com